Exhibit 99.3

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501


        Level 3 Subsidiary Launches Tender Offer and Consent Solicitation

      Level 3 Financing, Inc. Tenders for its 10.75% Senior Notes due 2011

BROOMFIELD, Colo., December 13, 2006 - Level 3 Communications, Inc. (Nasdaq:
LVLT) announced today that its subsidiary, Level 3 Financing, Inc., has commenced a tender offer to purchase for cash $500 million in aggregate principal amount of its 10.75% Senior Notes due 2011 (the "Notes"), representing all of the Notes currently outstanding.

In connection with the offer to purchase, Level 3 Financing is soliciting consents to certain proposed amendments to the indenture governing the Notes to eliminate substantially all of the covenants, certain repurchase rights and certain events of default and related provisions contained in the indenture.

Holders of Notes validly tendered prior to 5:00 p.m., New York City time on December 27, 2006, unless extended or earlier terminated (the "Consent Time"), if such Notes are accepted for purchase, will receive the total consideration of $1,092.21 per $1,000 principal amount of the Notes, which includes $1,062.21 as the tender offer consideration and $30 as a consent payment. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 11, 2007, unless extended or earlier terminated (the "Expiration Date"). Payment for Notes validly tendered on or prior to the Consent Time and accepted for purchase will be made promptly after the Consent Time. Holders of Notes who validly tender after the Consent Time and on or prior to the Expiration Date, if such Notes are accepted for purchase, will receive the tender offer consideration but will not receive the consent payment. Payment for Notes validly tendered after the Consent Time and on or prior to the Expiration Date and accepted for purchase will be made promptly after the Expiration Date. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes.

Level 3 Financing intends to fund the purchase of the Notes tendered with net proceeds from borrowings under a proposed private debt offering, and may also fund purchases pursuant to the tender offer with cash on hand.

Level 3's obligation to purchase Notes pursuant to the tender offer is conditioned on the consummation of the proposed debt offering described above. The tender offer is also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase. The tender offer is not subject to the receipt of any minimum amount of tenders.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase that is being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation, at 212-430-3774 and
(866) 389-1500 (toll-free).

Merrill Lynch & Co. is the Dealer Manager for the tender offers. Questions regarding the tender offer may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and 212-449-4914.

About Level 3 Communications
Level 3 Communications, Inc. (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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